Exhibit 99.1

               AMCORE FINANCIAL, INC. REPORTS 3RD QUARTER EARNINGS

                                  Flash Results
                  (Numbers in Thousands, Except Per Share Data)

                     3rd quarter     3rd quarter     2nd quarter
                        2005            2004            2005
                     -----------     -----------     -----------
     Net Revenues    $    60,399     $    55,349     $    57,246
     Net Income      $    12,583     $    12,340     $    12,157
     Diluted Shares       25,138          25,078          25,020
     Diluted EPS     $      0.50     $      0.49     $      0.49

     ROCKFORD, Ill., Oct. 13 -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported diluted earnings per share of $0.50 for third quarter 2005, a two percent increase, compared to $0.49 per diluted share in third quarter 2004. Net income in the third quarter of 2005 was $12.6 million, also a two percent increase from the $12.3 million in the prior-year period.

     "Our deposit growth remained strong in the third quarter, once again outpacing our loan growth rate," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "Reflecting company-wide deposit initiatives and the maturity of our new branches with full service capabilities, AMCORE continues to attract more new households. This deposit strength has enabled AMCORE to reduce reliance on average wholesale funding by $20 million compared to the second quarter in 2005.

     Highlights
     -- Average bank issued deposits grew 16 percent, or $482 million, compared to third quarter 2004.
     -- Average loan balances grew 11 percent, or $363 million, compared to third quarter 2004.
     -- The net interest margin decreased three basis points to 3.50 percent in third quarter 2005 from 3.53 percent in third quarter 2004, and decreased four basis points when compared to second quarter 2005.
     -- Net interest income increased seven percent, or $2.7 million, to $41.1 million in third quarter 2005 from $38.4 million during the same quarter a year ago.
     -- Non-interest income increased 14 percent, or $2.4 million, to $19.3 million in the third quarter 2005 from $16.9 million in the third quarter 2004 as a result of increased mortgage banking income of $1.3 million and a $1.3 million gain on the transition of Vintage Equity Funds.
     -- Branch expansion accretion for the quarter was $0.10 per diluted share compared to $0.01 in the same period a year ago and $0.08 in second quarter 2005.
     -- Total assets increased eight percent to $5.3 billion at September 30, 2005 compared to $4.9 billion at September 30, 2004.
     -- Total non-performing assets increased $2.5 million, or 10 percent, to $27.9 million, from September 30, 2004, but decreased $1.1 million, or four percent, from June 30, 2005.
     -- Net charge-offs to average loans increased nine basis points to 0.47 percent when compared to the same period a year ago and remained unchanged when compared to second quarter 2005.
     -- Operating expenses increased nine percent, or $3.2 million, compared to third quarter 2004.

     Third Quarter Results
     Net interest income in third quarter 2005 grew seven percent, or $2.7 million, to $41.1 million compared to the same quarter in 2004 due to continued strong loan growth. The net interest margin decreased three basis points to 3.50 percent in third quarter 2005 from 3.53 percent in third quarter 2004, and decreased four basis points when compared to second quarter 2005. This was a function of the flatter yield curve, which affected fixed-rate asset repricing combined with promotional deposit pricing that increased the total cost of funds.

     Return on average equity decreased 71 basis points to 12.51 percent in third quarter 2005 compared to 13.22 percent in third quarter 2004, and was flat compared to the previous quarter. Return on average assets decreased to 0.96 percent in third quarter 2005 compared to 1.02 percent in third quarter 2004, and remained the same as the previous quarter.

     Average loans grew 11 percent, or $363 million, to $3.6 billion, compared to third quarter 2004, despite the sale of $159 million in indirect auto loans in the second half of 2004. The growth came from average increases of $506 million, or 22 percent, in commercial lending driven by AMCORE's branch expansion in Chicago suburban and Wisconsin metropolitan markets. Consumer loan balances decreased $182 million, or 37 percent, compared to the same quarter a year ago, primarily due to lower volumes of indirect automobile lending and the loan securitization in 2004.

     Average loan yields rose 94 basis points to 6.64 percent in third quarter 2005 compared to the same period a year ago and were up 25 basis points from second quarter 2005. This is the result of higher short-term rates, as well as a higher proportion of floating rate loans in the portfolio, compared to third quarter 2004.

     Average bank issued deposits grew to $3.5 billion, an increase of 16 percent, or $482 million, compared to the same quarter a year ago. The average cost of interest bearing bank issued deposits increased 89 basis points to 2.51 percent from third quarter 2004, and 26 basis points from second quarter 2005, primarily as a result of deposit attraction strategies and short-term rate increases. "We are improving our funding as we focus on core deposit growth, especially in transaction accounts such as checking and money markets," said Edge. "By growing our base of households and deepening our customer relationships, we believe we are improving franchise value through additional core product sales."

     Average non-interest bearing deposits increased nine percent to $496 million in third quarter 2005 from $457 million in third quarter 2004. Average interest-bearing demand and savings deposits grew 31 percent to $1.8 billion in third quarter 2005 compared to $1.4 billion during the same period a year ago. Average time deposits increased one percent to $1.1 billion in third quarter 2005. "Because of our stronger core deposit growth, we reduced our average wholesale funding from 33 percent in third quarter 2004 to 27 percent in third quarter 2005," said Edge.

     Total non-interest income increased 14 percent, or $2.4 million, to $19.3 million over third quarter 2004 and included an increase of $1.3 million in mortgage banking income and a $1.3 million gain related to the transition of the Vintage equity funds to Federated Investors, Inc.

     Mortgage banking income was $1.6 million in third quarter 2005 compared to $321,000 during the same period a year ago. Third quarter 2005 included a mortgage servicing impairment valuation reversal of $702,000 compared to a $737,000 mortgage servicing rights impairment charge recorded in third quarter 2004, a difference of $1.4 million.

     Mortgage closings totaled $146 million in third quarter 2005, a 42 percent increase from the $103 million in third quarter 2004. The increase in closings was due to a 94 percent increase in refinancing volume from the same period a year ago. "We also saw strong growth in our new-purchase mortgages, which increased 20 percent from the same period a year ago," said Edge.

     Revenues associated with company-owned life insurance increased $133,000, or 10 percent, compared to third quarter 2004. Deposit-related fees from service charges, bankcards and other consumer services increased $1.3 million, or 17 percent, compared to the same period a year ago. "The increase in deposit-related fees reflects the growth in transactional account activity," said Edge.

     There were no security gains recorded in the third quarter compared to security gains of $250,000 in the prior-year quarter.

     Trust and asset management revenues decreased $164,000, or three percent, to $4.9 million in third quarter 2005 from the third quarter 2004 level due primarily to changes in the asset mix. Assets under administration totaled $4.6 billion at the end of the quarter compared to $4.2 billion a year ago.

     In September, AMCORE completed a transaction with Federated Investors, Inc. for the transition of $142 million in assets of three Vintage equity funds to Federated Investors mutual funds. "Our strategic goal is being a provider of high quality investment products, rather than a developer of proprietary investment products. In this way, we can offer our customers a full array of high quality investment options from preferred investment sources," said Edge. "Our strength and brand are based on blending the right mix of expert financial planning services, quality investment choices, relationship management and superior customer service to attract and keep clients long term. By opening our investment sales platform and offering more high quality investment choices, we can better address the growing needs of more sophisticated customers in an investment environment that is continually changing."

     Total operating expenses increased nine percent, or $3.2 million, in third quarter 2005 compared to the same quarter last year. "The increase includes the impact of accelerating depreciation and other costs related to upcoming data equipment upgrades and outsourcing payroll processing," said Edge.

     Asset Quality & Reserves
     Non-accrual loans totaled $23.8 million at September 30, 2005, an increase of 37 percent, or $6.4 million, from September 30, 2004, and an increase of $1.1 million, or five percent, from June 30, 2005. Loans 90 days past due and still accruing interest totaled $2.2 million at September 30, 2005, a decrease of $864,000 from September 30, 2004, and a decrease of $1.8 million from June 30, 2005. The percentage of total non-performing assets to total assets increased to
0.53 percent at September 30, 2005, compared to 0.52 at September 30, 2004, but decreased from 0.56 percent at June 30, 2005.

     Net charge-offs were $4.2 million, an increase of 39 percent, or $1.2 million, from third quarter 2004 and an increase of seven percent, or $267,000, from second quarter 2005. Net charge-offs were 47 basis points of average loans on an annualized basis during third quarter 2005, compared to 38 basis points for third quarter 2004 and flat when compared to second quarter 2005.

     The provision for loan losses was $4.5 million in third quarter 2005, an increase of $1.6 million from third quarter 2004 and an increase of $960,000 from second quarter 2005. The increases were primarily attributable to higher net charge-offs, an increase in non-accrual loans and increased loan balances.

     Total non-accrual loans as a percentage of loans increased to 0.66 percent from 0.55 percent at September 30, 2004, and 0.65 percent at June 30, 2005. The allowance for loan losses, as a percentage of ending loans, was 1.11 percent at September 30, 2005 compared to 1.33 percent at September 30, 2004 and 1.16 percent at June 30, 2005. The allowance to non-accrual loans ratio was 168 percent at September 30, 2005, compared to 242 percent at September 30, 2004 and 179 percent at June 30, 2005.

     Branching Update
     During third quarter 2005, AMCORE's branch expansion program was accretive to earnings by $0.10 per share and $0.24 year-to-date. "Branch expansion continues to exceed our expectations and we believe this will build long-term value for our shareholders," said Edge. "This year's results reflect the positive impact on earnings from maturing branches."

     In 2005, AMCORE expects to open five branch offices including one full service and four limited branches. So far this year, AMCORE has opened three limited branches in the cities of Libertyville, IL, Orland Park, IL and Wauwatosa, WI, a Milwaukee suburb. In the fourth quarter, a full service branch is expected to open in Belvidere, IL, and a limited branch office is expected to open in Joliet, IL.

     The 23 (net) new branches opened since April 2001 contributed total loans of $1.36 billion and total deposits of $640 million at September 30, 2005. Same-branch contributions, which include new branches opened as of September 30, 2004, were $1.29 billion in loans and $625 million in deposits.

     By 2009, AMCORE expects to have added a net total of 34 new offices since beginning the initiative in 2001. "By the end of 2009, AMCORE is scheduled to have 84 offices, two-thirds of which will be located in markets that we believe exhibit strong growth characteristics," said Edge.

     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.3 billion and investment assets under administration of $4.6 billion with 73 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe," "expect," "anticipate," "plan," "estimate," "should," "may," "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors -- many of which are beyond the ability of the Company to control or predict -- could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in U.S. generally accepted accounting principles; (XVI) changes in assumptions or conditions affecting the application of "critical accounting estimates"; (XVII) inability of third-party vendors to perform critical services for the Company or its customers; (XVIII) disruption of operations caused by the conversion and installation of data processing systems, and (XIX) zoning restrictions or other limitations at the local level, which could prevent limited branch offices from transitioning to full-service facilities.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the Company's website at http://www.AMCORE.com.

                             AMCORE Financial, Inc.
                         CONSOLIDATED FINANCIAL SUMMARY
                                   (Unaudited)

                                                                                                     3Q
($ in 000's, except                                                                                '05/'04
 per share data)                  3rd Qtr.     2nd Qtr.     1st Qtr.     4th Qtr.     3rd Qtr.       Incr
    SHARE DATA                      2005         2005         2005        2004          2004        (Decr)
------------------------------   ----------   ----------   ----------   ----------   ----------   ----------
Diluted earnings                 $     0.50   $     0.49   $     0.48   $     0.51   $     0.49            2%
Cash dividends                   $     0.17   $     0.17   $     0.17   $     0.17   $     0.17            0%
Book value                       $    16.09   $    16.08   $    15.38   $    15.57   $    15.44            4%
Average diluted shares
 outstanding                         25,138       25,020       25,061       25,145       25,078            0%

      INCOME
    STATEMENT

Net interest income              $   41,104   $   40,220   $   39,481   $   39,613   $   38,431            7%

Provision for loan
 losses                               4,462        3,502        2,500        4,743        2,830           58%

Non-interest income:
   Trust & asset
    management                        4,853        4,944        5,136        5,079        5,017           (3)%
   Service charges on
    deposits                          6,410        5,871        5,163        5,293        5,388           19%
   Mortgage banking
    income                            1,588          321        1,271        2,029          321          395%
   Company owned life
    insurance                         1,479        1,560          908        1,684        1,346           10%
   Brokerage
    commission income                   575          744          733          749          721          (20)%
   Bankcard fee income                1,261        1,211        1,125        1,108        1,111           14%
   Gain on sale of
    loans                               162          185          111          636        1,214          (87)%
   Net security gain
    (loss)                               (1)         455          (51)       1,221          250         (100)%
   Other                              2,968        1,735        2,072        1,454        1,550           91%
Total non-interest
 income                              19,295       17,026       16,468       19,253       16,918           14%

Operating expenses:
   Personnel costs                   22,615       21,965       22,069       22,415       21,126            7%
   Net occupancy and
    equipment expense                 5,669        5,030        5,182        4,805        4,645           22%
   Data processing
    expense                             718          618          707          575          580           24%
   Professional fees                  1,071        1,058        1,020        1,001        1,102           (3)%
   Advertising &
    business
    development                       1,624        1,632        1,755        1,640        1,634           (1)%
   Communication
    expense                           1,230        1,192        1,097        1,169        1,155            6%
   Other                              5,182        5,333        4,378        4,636        4,707           10%
Total operating
 expenses                            38,109       36,828       36,208       36,241       34,949            9%

Income before income
 taxes                               17,828       16,916       17,241       17,882       17,570            1%
   Income taxes                       5,245        4,759        5,191        4,959        5,230            0%
Net income                       $   12,583   $   12,157   $   12,050   $   12,923   $   12,340            2%

                                                                                                     Basis
                                  3rd Qtr.     2nd Qtr.     1st Qtr.     4th Qtr.     3rd Qtr.       Point
KEY RATIOS AND DATA                 2005         2005         2005         2004         2004        Change
------------------------------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest margin
 (FTE)                                 3.50%        3.54%        3.59%        3.58%        3.53%          (3)

Return on average
 assets                                0.96%        0.96%        0.99%        1.04%        1.02%          (6)
Return on average
 equity                               12.51%       12.51%       12.61%       13.32%       13.22%         (71)
Efficiency ratio                      63.10%       64.33%       64.72%       61.57%       63.14%          (4)
Equity/assets (end of
 period)                               7.61%        7.73%        7.64%        7.82%        7.86%         (25)

Allowance to loans
 (end of period)                       1.11%        1.16%        1.22%        1.25%        1.33%         (22)
Allowance to non-
 accrual loans                       168.27%      178.89%      138.71%      135.81%      242.36%         (74)
Non-accrual loans to
 loans                                 0.66%        0.65%        0.88%        0.92%        0.55%          11
Non-performing assets
 to total assets                       0.53%        0.56%        0.73%        0.77%        0.52%           1

(in millions)
Total assets under
 administration                  $    4,576   $    4,539   $    4,439   $    4,430   $    4,225            8%
Mortgage loans closed            $      146   $      122   $       85   $      112   $      103           42%
Mortgage servicing
 rights, net                     $     13.2   $     12.4   $     12.8   $     12.5   $     11.6           14%
Percentage of mortgage
 loans serviced                        0.98%        0.94%        0.98%        0.97%        0.92%           6

N/M = not meaningful

AMCORE Financial, Inc.
(Unaudited)

($ in 000's)
  AVERAGE BALANCE                            3rd Qtr.       2nd Qtr.       1st Qtr.
       SHEET                                   2005           2005           2005
----------------------------------------   ------------   ------------   ------------
Assets:
Investment securities                      $  1,207,262   $  1,234,262   $  1,231,746
Short-term investments                           10,411          9,127          4,871
Loans held for sale                              35,833         24,457         21,074
Loans:  Commercial                              804,314        755,104        719,194
        Commercial real estate                1,986,672      1,913,179      1,848,867
        Residential real estate                 445,192        432,613        424,095
        Consumer                                316,777        316,595        319,705
Total loans                                $  3,552,955   $  3,417,491   $  3,311,861
Allowance for loan losses                       (42,598)       (41,620)       (42,072)
Other non-earning assets                        427,874        419,579        416,449
Total assets                               $  5,191,737   $  5,063,296   $  4,943,929
Liabilities and Stockholders' Equity:
   Non-interest bearing deposits           $    495,683   $    485,796   $    464,452
   Interest-bearing demand and savings        1,814,734      1,725,678      1,563,000
   Time deposits                              1,140,835      1,107,470      1,101,194
Total Bank issued deposits                 $  3,451,252   $  3,318,944   $  3,128,646
Wholesale deposits                              593,889        624,886        644,732
Short-term borrowings                           516,470        505,468        553,176
Long-term borrowings                            164,094        164,223        166,889
Other liabilities                                67,078         60,129         62,899
Total liabilities                          $  4,792,783   $  4,673,650   $  4,556,342
Stockholders' equity                            404,159        395,607        387,509
Other comprehensive income                       (5,205)        (5,961)            78
Total stockholders' equity                      398,954        389,646        387,587
Total liabilities & stockholders'
 equity                                    $  5,191,737   $  5,063,296   $  4,943,929

  CREDIT QUALITY
Ending allowance for loan losses           $     39,975   $     40,475   $     40,954
Net charge-offs                                   4,248          3,981          2,491
Net charge-offs to avg loans
 (annualized)                                      0.47%          0.47%          0.31%
Non-performing assets:
   Non-accrual loans                       $     23,757   $     22,626   $     29,525
   Loans 90 days past due & still
    accruing                                      2,164          4,008          1,900
       Total non-performing loans                25,921         26,634         31,425
   Foreclosed real estate                         1,879          1,959          4,129
   Other foreclosed assets                           54            357            818
      Total non-performing assets          $     27,854   $     28,950   $     36,372

  YIELD AND RATE
     ANALYSIS
Assets:
Investment securities (FTE)                        4.54%          4.59%          4.62%
Short-term investments                             3.43%          3.04%          2.58%
Loans held for sale                                8.33%         10.62%          7.64%
Loans:  Commercial                                 6.73%          6.38%          6.05%
        Commercial real estate                     6.72%          6.44%          6.14%
        Residential real estate                    6.22%          6.03%          5.83%
        Consumer                                   6.52%          6.63%          6.47%
Total loans (FTE)                                  6.64%          6.39%          6.11%
Total interest-earning assets (FTE)                6.12%          5.93%          5.71%
Liabilities:
   Interest-bearing demand and savings             2.13%          1.81%          1.38%
   Time deposits                                   3.12%          2.93%          2.69%
Total Bank issued deposits                         2.51%          2.25%          1.95%
Wholesale deposits                                 3.91%          3.65%          3.36%
Short-term borrowings                              3.50%          3.05%          2.59%
Long-term borrowings                               6.27%          6.05%          5.88%
Total interest-bearing liabilities                 2.98%          2.71%          2.41%
Net interest spread                                3.14%          3.22%          3.30%
Net interest margin (FTE)                          3.50%          3.54%          3.59%

FTE adjustment (000's)                     $      1,167   $      1,232   $      1,195

AMCORE Financial, Inc.
(Unaudited)

                                                                              3Q
($ in 000's)                                                               '05/'04
 AVERAGE BALANCE                             4th Qtr.       3rd Qtr.         Incr          Ending
     SHEET                                     2004           2004          (Decr)        Balances
----------------------------------------   ------------   ------------   ------------   ------------
Assets:
Investment securities                      $  1,221,676   $  1,233,926             (2)% $  1,194,922
Short-term investments                           19,753          5,249             98%         5,393
Loans held for sale                              80,666         32,609             10%        38,612
Loans:  Commercial                              731,376        735,864              9%       810,992
        Commercial real
         estate                               1,733,023      1,548,689             28%     2,036,758
        Residential real
         estate                                 415,927        405,784             10%       436,972
        Consumer                                335,005        499,241            (37)%      314,144
Total loans                                $  3,215,331   $  3,189,578             11%     3,598,866
Allowance for loan losses                       (42,537)       (44,006)            (3)%      (39,975)
Other non-earning assets                        427,681        412,202              4%       455,299
Total assets                               $  4,922,570   $  4,829,558              7%  $  5,253,117
Liabilities and Stockholders'
 Equity:
   Non-interest bearing deposits           $    468,962   $    456,804              9%  $    501,915
   Interest-bearing demand and
    savings                                   1,497,778      1,382,348             31%     1,818,467
   Time deposits                              1,129,816      1,129,726              1%     1,186,582
Total Bank issued deposits                 $  3,096,556   $  2,968,878             16%     3,506,964
Wholesale deposits                              646,833        647,561             (8)%      589,112
Short-term borrowings                           559,979        606,686            (15)%      516,765
Long-term borrowings                            166,074        180,565             (9)%      169,963
Other liabilities                                67,094         54,527             23%        70,775
Total liabilities                          $  4,536,536   $  4,458,217              8%     4,853,579
Stockholders' equity                            380,152        370,976              9%       408,182
Other comprehensive income                        5,882            365            N/M         (8,644)
Total stockholders' equity                      386,034        371,341              7%       399,538
Total liabilities &
 stockholders' equity                      $  4,922,570   $  4,829,558              7%  $  5,253,117

  CREDIT QUALITY
Ending allowance for loan losses           $     40,945   $     41,980             (5)%
Net charge-offs                                   4,722          3,058             39%
Net charge-offs to avg loans
 (annualized)                                      0.58%          0.38%            24%
Non-performing assets:
   Non-accrual loans                       $     30,148   $     17,321             37%
   Loans 90 days past due &
    still accruing                                1,848          3,028            (29)%
       Total non-performing
        loans                                    31,996         20,349             27%
   Foreclosed real estate                         4,940          4,029            (53)%
   Other foreclosed assets                          923            950            (94)%
      Total non-performing
       assets                              $     37,859   $     25,328             10%

 YIELD AND RATE
    ANALYSIS
Assets:
Investment securities (FTE)                        4.60%          4.49%
Short-term investments                             2.02%          1.23%
Loans held for sale                                7.59%          8.66%
Loans:  Commercial                                 5.77%          5.37%
        Commercial real
         estate                                    5.81%          5.60%
        Residential real
         estate                                    5.73%          5.62%
        Consumer                                   6.57%          6.58%
Total loans (FTE)                                  5.87%          5.70%
Total interest-earning assets
 (FTE)                                             5.54%          5.38%
Liabilities:
   Interest-bearing demand and
    savings                                        1.14%          0.90%
   Time deposits                                   2.58%          2.49%
Total Bank issued deposits                         1.76%          1.62%
Wholesale deposits                                 3.08%          2.86%
Short-term borrowings                              2.39%          2.32%
Long-term borrowings                               5.62%          5.10%
Total interest-bearing
 liabilities                                       2.22%          2.09%
Net interest spread                                3.32%          3.29%
Net interest margin (FTE)                          3.58%          3.53%

FTE adjustment (000's)                     $      1,170   $      1,107
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